                                  EXHIBIT 23.1

                        CONSENT OF CLIFTON GUNDERSON LLP

      We hereby consent to the incorporation by reference in the prospectuses constituting part of the registration statements on Form S-3 for the CSB Bancorp, Inc. Share Owner Dividend Reinvestment Plan and on Form S-8 for The Commercial & Savings Bank of Millersburg Profit Sharing and 401(k) Savings Retirement Plan and Trust of our report dated January 30, 2004 on the consolidated balance sheets of CSB Bancorp, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003, which report is incorporated by reference in this Form 10-K.

                                       /s/   CLIFTON GUNDERSON LLP


Toledo, Ohio
March 25, 2004